UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 21, 2007

FIRSTGOLD CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20722	16-1400479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3108 Ponte Morino Drive, Suite 210 Cameron Park, CA	95682
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 677-5974

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                 Resignation of Director; Appointment of New Director

On December 21, 2007, Firstgold’s Board of Directors accepted the resignation of A. Scott Dockter as a Director and appointed Kevin Bullock to the Board.  Mr. Dockter also resigned as President and CEO effective on January 4, 2008, however, he will continue to serve as Chief Operating Officer of Firstgold.  As of January 4, 2008, Chairman Stephen Akerfeldt assumed the positions of President and CEO.

Mr. Bullock currently serves as President, CEO and a Director of Goldcrest Resources Ltd. (a mining and mineral exploration company listed on the Toronto Venture Exchange).  Prior to joining Goldcrest Resources in August 2003 he was the Vice President, Corporate Development of Kirkland Lake Gold Inc. (formerly Foxpoint Resources Ltd.) from November 2001 to August 2003.  Prior thereto, he was Managing Director, Mining Division of Cook Engineering, Thunder Bay, Ontario from January 2001 to November 2001.  Mr. Bullock has served as a member of the advisory board of Orezone Resources Inc. since June 1999.  From June 1999 to September 1999, Mr. Bullock was a consultant to Orezone Resources Inc.  Mr. Bullock served as Vice President of Brandon Gold Corporation from June 1997 to September 1999 and as Manager of Operations for IAMGOLD Corporation from January 1995 to June 1997.  He is currently also a director of Young Shannon Gold Mines Ltd., Rolling Rock Resources and Kingsmill Capital Ventures.  Mr. Bullock is a professional engineer and received his B.Eng. degree from Laurentian University in Sudbury, Ontario.  He is a member of the Canadian Institute of Mining and Metallurgy, the Professional Engineers of Ontario and the Society of Mining Engineers.

Upon joining the Board, Mr. Bullock was issued incentive stock options to purchase 500,000 shares of Firstgold common stock exercisable at the current market price of $0.85 per share. The options have a term of 10 years.

In recognition of their significant contributions to the Company over the past year, Mr. Dockter and Mr. Akerfeldt were each issued incentive stock options to purchase 250,000 shares of Firstgold common stock. Mr. Akerfeldt’s options have an exercise price of $.85 per share and a term of 10 years while Mr. Dockter’s options have an exercise price of $.94 per share and a term of 5 years.

Item 9.01                                 Financial Statements and Exhibits

Exhibits

99(a)                       Press release dated January 11, 2008

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTGOLD CORP.

Date: January 11, 2008	By:	/s/ A. SCOTT DOCKTER
A. Scott Dockter, Chief Operating Officer
(Duly Authorized Officer)